Exhibit 99.1

For immediate release

Contact: Mark Polzin (314) 982-1758
or John Hastings (314) 982-8622

EMERSON REPORTS STRONG SECOND-QUARTER 2008 RESULTS

•	Sales increased 12 percent to $6.0 billion
•	Earnings per share from continuing operations rose 23 percent to $0.75; Reported earnings per share up 13 percent to $0.69
•	Strong operating cash flow of $748 million increased 37 percent
•	Full year guidance for earnings per share from continuing operations raised to $3.00 to $3.10

ST. LOUIS, May 6, 2008 – Emerson (NYSE: EMR) announced net sales for the second quarter ended March 31, 2008 of $6.0 billion, an increase of 12 percent compared with $5.4 billion in the prior year. Earnings from continuing operations in the second quarter increased 21 percent to $598 million, or $0.75 per share. This represents an increase of 23 percent in earnings per share from the $0.61 earned in the same period last year. Results for the quarter include a $52 million impairment charge relating to Emerson’s intent to sell its European appliance motor and pump business within the next twelve months. This business was previously reported in the Appliance and Tools segment and its financial results for 2007 and 2008 have been reclassified as discontinued operations. Impact of the charge is a negative $0.06 per share, resulting in net earnings per share for the second quarter of $0.69 per share, up 13 percent.

Underlying sales increased 6 percent in the quarter, which excludes the impact of favorable foreign currency exchange rates (4 percent) and impact from acquisitions, net of divestitures (2 percent). Strong international results led the growth, where sales increased by 10 percent on an underlying basis. Regional underlying sales growth

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included increases of 18 percent in both Asia and Latin America and 19 percent in Middle East/Africa. As expected, underlying sales in the United States softened and were up approximately 1 percent.

“Emerson’s strong performance for the second quarter and first half of 2008 clearly demonstrates our continued ability to execute, even in a tougher economic environment,” said Chairman, Chief Executive Officer and President David N. Farr. “Our focus hasn’t changed. We continue to invest in technology leadership, stronger business platforms, a broader global position and greater operational efficiency to create significant value for our shareholders.”

Operating profit margin for the second quarter improved 100 basis points to 16.4 percent from 15.4 percent in the prior year period. The operating margin improvement was driven mainly by cost containment programs, volume leverage and hedging gains. The profit margin improvement included a mark-to-market benefit of $30 million relating to commodity hedging. Pretax earnings margin increased 90 basis points to 14.5 percent.

Segment Highlights

Process Management continued to demonstrate strong global performance with reported sales increasing 19 percent in the quarter. Underlying sales grew 16 percent, led by strength in global energy sectors and continued project wins in a range of industries. Reported sales included a favorable 5 percent impact from currency and a negative 2 percent impact from divestitures, net of an acquisition. During the quarter, major project awards were announced to digitally automate the smelter expansion for the largest copper producer in China as well as new power plants in the United States. The margin for this segment expanded by 20 basis points to 17.9 percent. Continued investment was made for long-term global growth and increasing new product efforts.

Industrial Automation revenues increased 11 percent in the quarter with 5 percent underlying sales growth and favorable currency translation of 6 percent. Sales growth was balanced geographically, with underlying growth in the United States

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at 4 percent and international at 5 percent. The profit margin for this segment increased 20 basis points to 14.5 percent from the prior year quarter.

Network Power sales grew 27 percent in the quarter, which included underlying sales growth of 11 percent, a favorable impact of 12 percent from acquisitions, and 4 percent from currency translation. The core uninterruptible power supply (UPS), precision cooling and China power systems businesses led the growth. The margin for this segment was flat at 12.3 percent versus the same quarter last year. Cost containment programs and volume leverage were offset by margin dilution from the Motorola Embedded Communications Computing acquisition.

Climate Technologies sales increased 1 percent in the second quarter. Underlying sales decreased 2 percent with weakness in the United States and Europe offsetting strength in Asia. Reported sales included 3 percent favorable currency translation. The margin for this segment declined 10 basis points to 14.9 percent compared to the same prior year quarter due to material pressures and a more challenging U.S. residential market.

Appliance and Tools sales decreased 6 percent in the quarter. Underlying sales decreased 6 percent, with currency translation adding 1 percent and divestitures subtracting 1 percent. Weakness in consumer spending and residential investment continued to contribute to the negative underlying sales growth. Profitability for this segment improved by 140 basis points to 14.6 percent due primarily to benefits resulting from restructuring undertaken in the last two years, cost containment programs and effective management of the price/cost exposure.

Balance Sheet / Cash Flow

Strong operating cash flow of $748 million in the second quarter of 2008 represented a 37 percent increase from the second quarter 2007 driven by higher operating earnings and improved asset management. Free cash flow (operating cash flow less capital expenditures) was $569 million, an increase of 45 percent compared to $393 million in the prior year quarter. The capital expenditure target for the year remains unchanged at $0.8 billion.

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“Great execution by our operational management allowed Emerson to deliver a strong quarter in terms of cash generation. Operating cash flow is key to a strong future, allowing us to invest for growth through technology and geographic expansion, as well as maintain our focus on returning a significant portion of cash to shareholders through dividends and share repurchase,” Farr said. “Based on our strong performance in the first half of 2008, we still expect operating cash flow of approximately $3.2 billion and a 21 percent return on total capital (ROTC) for the full fiscal year.”

The company’s commitment to returning cash to shareholders is shown by its record of 51 consecutive years of dividend increases and by an active share repurchase program. As of the end of March 2008, the company had purchased 74.4 million of the 80 million shares authorized by the board of directors in 2001 (as adjusted for Emerson’s December 2006 two-for-one stock split). Management is recommending to the board today the authorization to repurchase an additional 80 million shares which is expected to be completed over the next four to five years, subject to market conditions and other investment opportunities.

2008 Outlook

Based on the strong first half results of fiscal 2008 and the favorable order trends, Emerson has increased the earnings per share outlook for the year. The company now expects earnings per share from continuing operations in the range of $3.00-$3.10. Emerson still expects full year underlying sales growth in the range of 5 to 7 percent and reported sales of approximately $25 billion, an increase of 11 to 13 percent over fiscal year 2007 sales of $22.1 billion, excluding discontinued operations.

Upcoming Investor Events

On Tuesday, May 6, 2008, at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the second quarter fiscal 2008 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s website at

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www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the website.

On May 21, 2008, Emerson Chairman, Chief Executive Officer and President David N. Farr will present at the 2008 Electrical Products Group Conference in Longboat Key, Florida. The presentation will begin at 10:45 a.m. EDT and conclude at approximately 11:25 a.m. EDT. The presentation slides will be posted at the presentation starting time in the Investor Relations area of Emerson’s website at www.emerson.com/financial. The presentation slides will be available for approximately one week at the same location on the website.

Details of upcoming events will be posted as they occur on the Events Calendar in the Investor Relations section of the website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company’s most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter ended March 31,		Percent
	2007	2008	Change

Net sales	$5,394	$6,023	12%
Less: Costs and expenses
Cost of sales	3,455	3,781
SG&A expenses	1,109	1,252
Other deductions, net	39	67
Interest expense, net	58	51
Earnings from continuing operations before income taxes	733	872	19%
Income taxes	240	274
Earnings from continuing operations	$493	$598	21%

Discontinued Operations, net of tax	1	(51)
Net earnings	$494	$547

Diluted avg. shares outstanding (millions)	804.9	792.0

Diluted earnings per common share
Earnings from continuing operations	$0.61	$0.75	23%
Discontinued operations	—	(0.06)
Diluted earnings per common share	$0.61	$0.69	13%

	Quarter Ended March 31,
	2007	2008
Other deductions, net
Rationalization of operations	$20	$16
Amortization of intangibles	16	22
Other	27	29
Gains	(24)	—
Total	$39	$67

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Six Months Ended March 31,		Percent
	2007	2008	Change

Net sales	$10,331	$11,543	12%
Less: Costs and expenses
Cost of sales	6,609	7,291
SG&A expenses	2,180	2,436
Other deductions, net	57	70
Interest expense, net	117	101
Earnings from continuing operations before income taxes	1,368	1,645	20%
Income taxes	433	528
Earnings from continuing operations	$935	$1,117	19%

Discontinued Operations, net of tax	4	(5)
Net earnings	$939	$1,112

Diluted avg. shares outstanding (millions)	806.7	794.2

Diluted earnings per common share
Earnings from continuing operations	$1.16	$1.41	22%
Discontinued operations	—	(0.01)
Diluted earnings per common share	$1.16	$1.40	21%

	Six Months Ended March 31,
	2007	2008
Other deductions, net
Rationalization of operations	$36	$25
Amortization of intangibles	30	39
Other	57	70
Gains	(66)	(64)
Total	$57	$70

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	March 31,
	2007	2008
Assets
Cash and equivalents	$1,094	$1,767
Receivables, net	3,888	4,377
Inventories	2,388	2,532
Other current assets	619	762
Total current assets	7,989	9,438
Property, plant & equipment, net	3,259	3,413
Goodwill	6,240	6,658
Other	2,044	1,941

	$19,532	$21,450

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$1,349	$1,609
Accounts payable	2,137	2,403
Accrued expenses	2,016	2,342
Income taxes	284	234
Total current liabilities	5,786	6,588
Long-term debt	3,375	3,338
Other liabilities	2,025	2,044
Stockholders’ equity	8,346	9,480

	$19,532	$21,450

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

	Six Months Ended March 31,
	2007	2008
Operating Activities
Net earnings	$939	$1,112
Depreciation and amortization	328	350
Changes in operating working capital	(464)	(319)
Other (including gains on sales of assets and impairments)	72	28
Net cash provided by operating activities	875	1,171

Investing Activities
Capital expenditures	(276)	(306)
Purchases of businesses, net of cash and equivalents acquired	(172)	(440)
Other (including sale of assets)	86	168
Net cash used in investing activities	(362)	(578)

Financing Activities
Net increase in short-term borrowings	398	688
Proceeds from long-term debt	248	399
Principal payments on long-term debt	(3)	(1)
Dividends paid	(421)	(473)
Purchases of treasury stock	(478)	(483)
Other	6	(45)
Net cash provided by (used in) financing activities	(250)	85

Effect of exchange rate changes on cash and equivalents	21	81

Increase in cash and equivalents	284	759

Beginning cash and equivalents	810	1,008

Ending cash and equivalents	$1,094	$1,767

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Quarter Ended March 31,
	2007	2008
Sales
Process Management	$1,345	$1,597
Industrial Automation	1,057	1,176
Network Power	1,191	1,520
Climate Technologies	945	956
Appliance and Tools	1,014	956
	5,552	6,205
Eliminations	(158)	(182)
Net Sales	$5,394	$6,023

	Quarter Ended March 31,
	2007	2008
Earnings
Process Management	$239	$286
Industrial Automation	151	171
Network Power	146	187
Climate Technologies	141	142
Appliance and Tools	134	139
	811	925
Differences in accounting methods	52	57
Corporate and other	(72)	(59)
Interest expense, net	(58)	(51)
Earnings from continuing operations before income taxes	$733	$872

	Quarter Ended March 31,
	2007	2008
Rationalization of operations
Process Management	$4	$3
Industrial Automation	3	3
Network Power	5	5
Climate Technologies	4	4
Appliance and Tools	4	1
Total Emerson	$20	$16

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Six Months Ended March 31,
	2007	2008
Sales
Process Management	$2,563	$3,033
Industrial Automation	2,051	2,301
Network Power	2,390	2,926
Climate Technologies	1,633	1,722
Appliance and Tools	1,988	1,888
	10,625	11,870
Eliminations	(294)	(327)
Net Sales	$10,331	$11,543

	Six Months Ended March 31,
	2007	2008
Earnings
Process Management	$456	$544
Industrial Automation	317	342
Network Power	263	367
Climate Technologies	231	244
Appliance and Tools	263	271
	1,530	1,768
Differences in accounting methods	100	110
Corporate and other	(145)	(132)
Interest expense, net	(117)	(101)
Earnings from continuing operations before income taxes	$1,368	$1,645

	Six Months Ended March 31,
	2007	2008
Rationalization of operations
Process Management	$6	$4
Industrial Automation	6	6
Network Power	9	8
Climate Technologies	7	5
Appliance and Tools	8	2
Total Emerson	$36	$25

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles non-GAAP measures with the most directly comparable GAAP measures (dollars in millions):

	2007	2008	Percent Change

Second Quarter Operating Profit
Net Sales	$5,394	$6,023	12%
Cost of Sales	3,455	3,781
SG&A Expenses	1,109	1,252
Operating Profit (Non-GAAP)	830	990	19%
Operating Profit Margin% (Non-GAAP)	15.4%	16.4%
Other Deductions, Net	39	67
Interest Expense, Net	58	51
Pretax Earnings	$733	$872	19%
Pretax Earnings Margin %	13.6%	14.5%

Second Quarter Cash Flow	Q2 2007	Q2 2008
Operating Cash Flow	$548	$748
Capital Expenditures	(155)	(179)
Free Cash Flow (Non-GAAP)	$393	$569

Net Sales	Q2 2008	2008E
Underlying Sales (Non-GAAP)	6%	5-7%
Currency / Acq. / Div.	6%	~6%
Net Sales	12%	11-13%

All amounts above are GAAP financial measures except as noted.

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